                                                                  EXHIBIT 10.22



                                    AGREEMENT


                                     between


                        BT OFFICE PRODUCTS INTERNATIONAL
                          NORTHERN CALIFORNIA DIVISION
                     Newark and North Highlands, California


                                       and


                          GRAPHIC COMMUNICATIONS UNION
                             DISTRICT COUNCIL NO. 2
                                 LOCAL NO. 388M
                                     AFL-CIO









                             Dated: January 1, 1998



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                                Table of Contents

Section                                                                  Page
--------------------------------------------------------------------------------
 1       Union Recognition ............................................        3
 2       Management Rights ............................................        3
 3       Titles and Gender ............................................        4
 4       Union Security ...............................................        4
 5       Strikes/Lockouts .............................................        4
 6       Union Representative Access ..................................        4
 7       List of Unit Employees .......................................        5
 8       Part-Time/Stay-In-School Student Employment ..................        5
 9       Non-Bargaining Unit Employees ................................        5
10       Bulletin Board ...............................................        6
11       Payroll Deduction of Union Dues and Initiation Fees ..........        6
12       Credit Union .................................................        7
13       Work Week and Overtime .......................................        7
14       Reporting Pay ................................................        8
15       Meal Periods/Rest Periods ....................................        9
16       Pay Period/Bonus/Gifts .......................................        9
17       Seniority/Lay Off/Job Posting ................................        9
18       Holidays .....................................................       11
19       Vacations and Paid Time Off ..................................       12
20       Jury Duty ....................................................       13
21       Bereavement Leave ............................................       13
22       Leaves of Absences ...........................................       13
23       Health and Welfare ...........................................       14
24       Injury on the Job ............................................       14
25       Safe Work Environment ........................................       15
26       Grievance Procedure ..........................................       15
27       Separability and Savings .....................................       17
28       Sale/Transfer of Business ....................................       17
29       Terms of Agreement ...........................................       17
         Appendix "A" - New Job Classification ........................       18
         Appendix "B" - Wage Rates ....................................       19


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SECTION 1                     UNION RECOGNITION
                              -----------------

 .1      The Company recognizes the Union as the exclusive representative for the purposes of collective bargaining with respect to rates of pay, hours of employment and other conditions of employment for all full-time and regular part-time warehouse, shipping and receiving employees, and truck drivers employed by the Employer at 6601 Overlake Place, Newark, CA 94560 and at 3030 Orangegrove Ave., North Highlands, CA 95660 facilities; excluding all office and office clerical employees, sales persons, guards, and supervisors as defined in the Act. NLRB case #32-RC-4237.




SECTION 2                     MANAGEMENT RIGHTS
                              ----------------
 .1      Basic Management Rights. Except as specifically  modified,  delegated or granted in this Agreement, the Employer retains the right to manage the company's business and to direct the workforce.

2       Exclusive Rights. Exclusive management rights of the Employer include, but are not limited to, the right to operate and manage or to close down operations or any portion thereof; to contract for or subcontract work, (except to the extent that causes unit employees to be laid-off or eliminated, provided, contract workers may perform unit work for a period not to exceed 90 days) to direct the workforce; to hire, promote, transfer, lay off, demote, suspend and discipline and discharge for cause to maintain the good order and efficiency of employees and work processes; to establish and enforce work regulations and rules of employee conduct; to establish and enforce work regulations and rules of conduct of employees; to determine the type of products to be manufactured or processed, the location of facilities and equipment; to determine the methods, processes and means of handling manufacturing and processing; the type of equipment to be installed or used; to schedule work and production in connection there with; to establish the number of shifts to be worked in any day, week or month and the particular shift times, schedule, pattern, procedures it deems necessary.

 .3      Traditional Rights. Such matters are the responsibilities and prerogatives of the Employer, along with all other rights that have traditionally belonged to the Employer, except as specifically limited, modified or delegated by the terms of this Agreement.

 .4      Retained Rights.  Rights not specifically waived by this Agreement shall be retained by the Employer.


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SECTION 3                       TITLES AND GENDER
                                -----------------
 .1    Titles. The use of titles of Articles and Sections in this Agreement and references in the Table of Contents and Index are solely for the convenience of the parties, and do not in any way modify the substance of the text of this Agreement.

 .2    Gender.  The use any noun or pronoun in the masculine or feminine gender includes the other gender.



SECTION 4                       UNION SECURITY
                                --------------

 .1    All employees as a condition of continued employment shall maintain membership in the Union on or after the thirtieth (30th) day following the beginning of employment, or the effective date of this agreement or the date of ratification, whichever is later.




SECTION 5                     STRIKES AND LOCKOUTS
                              --------------------

 .1    The Union agrees that there will be no strikes, work stoppages, slow-downs, boycotts or any other unlawful acts that would interfere with the Employer's operations or the production or sale of the Employer's products during the term of this Agreement.

 .2    The Employer agrees not to lockout any unit employees during the term of this Agreement unless they have engaged in an unlawful strike, work slow down or work stoppage.



SECTION 6                  UNION REPRESENTATIVE ACCESS
                           --------------------------
 .1    A duly authorized representative of the Union shall be permitted to visit the plant during operating hours for purposes consistent with this Agreement, provided that he first notifies Management in writing, at least 48 hours prior to the date he wishes to enter the plant, or as otherwise mutually agreed.

 .2    The Employer recognizes the right of the Union to designate job stewards. The Union shall notify the Employer in writing of the appointment of a job steward.

 .3    Union Representatives and job stewards shall observe the rules and regulations of the Employer and shall not interfere with employees in the performance of their duties.


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SECTION 7                   LIST OF UNIT EMPLOYEES
                            ---------------------

 .1   Each January and July the Employer shall provide the Union with a complete current list of all employees covered by the terms of this Agreement. Such list shall include the following current information for each employee:
                                    Name
                                    Address
                                    Date of hire
                                    Birth date
                                    Classification
                                    Hourly wage rate



SECTION 8                PART-TIME/STAY-IN-SCHOOL STUDENT
                         --------------------------------
                                    EMPLOYMENT
                                    ----------

 .1   Part Time Employment. The Employer reserves the right to hire part time employees for specific functions that can most economically be done by part time workers. Such part time employees will be eligible, on a pro rated basis, for company benefits, except for health benefits. Part time employees shall be required to pay Union dues at a rate of two (2) hour's pay per month after 30 days and initiation fees at the rate of one (1) week's pay after 90 days.

 .2   Stay-In-School Student Help. To assist in covering work during traditionally heavy vacation times, the Employer may hire student help on a stay-in-school basis. Student workers may also be hired on a part time basis, not to exceed 20 hours per week during the school year and full time during the holiday season and summer vacation, as a means of allowing them to earn money and encouraging them to stay in school. Such employees will be required to pay Union dues after 30 days at a rate of one (1) hour's pay per month, but shall not be required to pay initiation fees. Employment of such workers is contingent upon their maintaining satisfactory grades and staying fully enrolled in school.

 .3   Persons employed as Part time employees, Stay-In-School Student help and
Temporary employees shall be subject to lay off's prior to lay off's of regular employees.



SECTION 9                 NON-BARGAINING UNIT EMPLOYEES
                          -----------------------------

 .1   Nothing in this Agreement shall prohibit non-bargaining unit employees from performing work under its classifications, in the event of an emergency and the Union is notified.


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 .2   Supervisors, Managers and exempt employees may also perform bargaining unit work while training and instructing employees by demonstration and assistance. Exempt employees may render assistance when necessary to overcome difficulties that interrupt product flow and distribution, but such assistance shall not displace employees from work customarily performed by employees in the bargaining unit.



SECTION 10                       BULLETIN BOARD
                                 --------------
 .1   The Union will be allowed to post a lockable bulletin board in the
Distribution Center, near the drivers' lockers, for the Union's use in posting notices of Union business affecting unit employees.



SECTION 11    PAYROLL DEDUCTION OF UNION DUES AND INITIATION
              ----------------------------------------------
              FEES
              ----

 .1   The Employer agrees to collect monthly Union dues from the earnings from each employee who is a member in good standing of the Union by whom proper authorization is received from the employee on a payroll period basis. Such authorization shall be irrevocable for the period of one (1) year from the date of delivery thereof to the Employer or until the termination of the Collective Bargaining Agreement between the Employer and the Union as in force at the time of delivery of the authorization, whichever occurs sooner, and such authorization shall be automatically renewed and shall be irrevocable for successive periods of one (1) year each or for the period of each successive applicable Collective Bargaining Agreement between the Employer and the Union, whichever is shorter, unless written notice (in timely compliance with revocation provision shown on the signed authorization) is given by the employee to the Employer and the Union prior to the expiration of each period of one (1) year or of each applicable Collective Bargaining Agreement between the Employer and the Union whichever occurs sooner.

 .2   The Employer also agrees to deduct the regular initiation fees for new employees from whom a written authorization has been received.

 .3   The monies thus deducted on a payroll period basis will be transferred to the Union monthly.

 .4   The Union accepts full responsibility for the authenticity of each and every authorization submitted to the Employer and shall indemnify and save the Employer harmless from any claim, suits, judgments, attachments in accordance with any such authorizations. The Union agrees to refund promptly to the employee any such dues or fees found to have been erroneously or improperly deducted.

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 .5   The Employer agrees to immediately cease deducting monthly Union dues upon written notice from the Union advising the Employer that an employee has ceased to remain a member in good standing of the Union.



SECTION 12                       CREDIT UNION
                                 ------------

 .1   The Employer will make payroll deductions for the Provident Central Credit
Union upon written authorization of the employee subject to reasonable rules of the Employer as to procedures for commencement, change and discontinuance of such deductions so as to be compatible with the Employer's payroll system.



SECTION 13                  WORK WEEK AND OVERTIME
                            ---------------------
 .1                                  a.     Eight (8) hours in one day shall
                                           constitute a day's work.  Forty
                                           (40) hours shall constitute a weeks
                                           work.

                                    b.     All hours over forty (40) and less
                                           than sixty (60) in one week shall be
                                           paid at overtime rates of one and
                                           one-half (1 1/2) the regular
                                           straight time rate of pay

 .2   Overtime rates based upon the employees regular straight time hourly shift rate will be paid as specified in Section 13.3 for all time worked in excess of the regular shift hours, Monday through Friday and for all time worked on Saturdays, Sundays, and holidays, except that in the event of an employee' own lateness or voluntarily leaving early, the employee must first complete eight
(8) hours of work before receiving overtime compensation.

 .3                                  a.     Monday through Friday:

                                           Regular straight time hourly shift
                                           rate for the first eight (8) hours.

                                           Time and one-half (1 1/2) the
                                           regular straight time hourly shift
                                           rate for all time worked thereafter.

                                    b.     Saturday:

                                           Time and one-half (1 1/2) the
                                           regular straight time hourly rate.

                                    c.     Holidays:

                                           Double time (2x) the regular straight
                                           time hourly shift rate shall be paid
                                           in addition to the holiday pay.

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                                    d.     Double time (2x) rate of pay based
                                           upon the employee's regular straight
                                           time hourly shift rate will be paid
                                           for all hours worked:

                                           1. On Sunday.

                                           2. All hours over twelve (12) in a
                                              work day.

                                           3. All hours worked over sixty (60)
                                              in a workweek.

 .4   Nothing in this contract shall be construed to be a guaranteed workweek or workday. Weekly overtime premiums will not be paid for hours already covered by daily overtime premiums.

 .5   Where post-shift overtime is required to be worked in the Warehouse during the regularly scheduled work week, the Company will give affected employees a minimum of three (3) hours advance notice before the end of their regular shift except in emergency situations.

 .6   Where weekend overtime is scheduled, the Company will notify affected employees no later than the end of the Thursday straight time shift prior to the weekend overtime except in emergency situations.

 .7   Employees  starting to work  between  5:00 a.m. and 11:59 a.m.  shall be considered day shift employees. Employees starting work between 12 noon and 7:59 p.m. shall be considered swing shift employees. Employees starting to work between 8:00 p.m. and 4:59 a.m. shall be considered graveyard shift employees.






SECTION 14                         REPORTING PAY
                                   -------------

 .1   Employees who are scheduled to work and report to work as scheduled in a timely manner shall receive at least four (4) hours of pay or work. The Employer agrees that in the event a limited amount of work is available, probationary employees will be sent home prior to regular full or part time workers.

 .2   This Section shall not apply in case of emergency such as fire, earthquake, flood, lack of power or other conditions of a similar nature beyond the control of the Employer.


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SECTION 15                   MEAL PERIODS/REST PERIODS
                             -------------------------

 .1   Meal periods for each classification shall be established by the Employer at either thirty (30) minutes or one (1) hour, but not both. Meals shall be eaten on the employees own time.

 .2   All employees shall be granted a rest period, with pay, of fifteen (15)
minutes in each half (1/2) shift of the straight time shift, and an additional rest period upon completion of the straight-time portion of a shift preceding a post-shift overtime assignment.




SECTION 16                     PAY PERIOD/BONUS/GIFTS
                               ----------------------
 .1   The Employer shall pay all employees every two weeks on Friday, except for circumstances beyond the Employers control, for the period ending the preceding Sunday.

 .2   The Union agrees the Employer shall have the right to grant gifts and/or bonuses, during the term of this Agreement provided such bonuses and/or gifts are not granted in and arbitrary nor capricious manner. The granting of gifts and/or bonuses by the Employer shall be totally discretionary at all times regardless of prior Employer practices.




SECTION 17                 SENIORITY/LAY OFF/JOB POSTING
                           -----------------------------

 .1   An employee with no seniority rights shall be considered as a probationary employee. After ninety (90) days service with the Employer a new employee shall become a regular employee and his seniority shall be as of the most recent date of hiring. During the introductory period of ninety (90) days from the date of employment a new employee may be discharged for any reason which in the opinion of the employer is just and sufficient.

 .2   Seniority for the purpose of this Section shall be the employee's total length of service since his last date of employment.

                        IN THE EVENT OF LAYOFFS:
                        ------------------------

                        a.    Probationary employees shall be laid off first.



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                                    b. If further layoffs are necessary they
                                    shall be made, on the basis of seniority, with the least senior employees laid off while retaining more senior employees, provided they have the necessary skills, abilities, job performance and attendance to do the available work.

 .3   In rehiring employees laid off because of a reduction in force, reemployment shall be offered, whenever and wherever practical, on the basis of seniority.

 .4   Seniority shall be lost for the following reasons:

                                    a. If the employee voluntarily leaves the
                                       employ of the employer.

                                    b.  If the employee is discharged and the
                                        discharge is not reversed through the
                                        grievance procedure.

                                    c.  If an employee who has been laid off
                                        fails to return to work within five (5)
                                        days after having been notified by
                                        registered letter mailed to his last
                                        known address.

                                    d.  After an employee has been laid off for
                                        six (6) months because of lack of work,
                                        he shall be dropped from the seniority
                                        list.

 .5   Regular employees will retain and accumulate seniority for a period of six
(6) months:

                                    a.  If absent from work on account of
                                        non-occupational disability; provided,
                                        however, that during such period of
                                        disability the employee upon request
                                        furnishes the employer with sufficient
                                        proof of disability.

                                    b. If absent from work on account of layoff and notify the Employer before the end of any three month period of layoff and monthly thereafter of their intention to report when requested.

                                    c. Employees promoted out of the bargaining unit shall relinquish all seniority rights.

                                    d.  There are no limits on seniority
                                        retention and accrual during periods of
                                        work-related disability.

 .6                                 Job Posting

                                    a. All job openings (except for entry level jobs) will be posted for three (3) working days. Employees who wish to be considered may file an application on forms provided by the Company


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                                        during the posting period. Such opening
                                        shall be awarded based on skills,
                                        abilities, job performance and
                                        attendance as well as seniority.
                                        Employees not selected will be informed
                                        of the reason(s) upon request.

                                    b.  When a job vacancy occurs, any employee
                                        who was previously classified in that
                                        job and was involuntarily laid off or
                                        transferred due to a slackness of work,
                                        shall first be returned to his former
                                        classification provided he is still
                                        qualified before a job opening is posted for bid.


SECTION 18                        HOLIDAYS
                                  --------

 .1   The following days shall be observed as paid holidays for full time and regular part time employees:

                     New Year's Day            Thanksgiving Day
                     President's Day           Day After Thanksgiving
                     Memorial Day              Christmas Day
                     Independence Day          9th Holiday
                     Labor Day

 .2   The 9th holiday is typically provided by the Employer during the Christmas
Holidays. If a 9th holiday is not provided then a one day paid floating holiday will be provided to unit employees on a use or lose (during calendar year) basis.

 .3   A holiday falling on a Saturday or a Sunday shall be observed on the preceding Friday or following Monday at the option of the company. The employer will advise the employees two (2) weeks in advance of the selected day the company will observe the holiday.

 .4   Regular employees shall be paid one days pay at their straight time rate for all the enumerated holidays or days of observance, provided he works the day preceding and following the holiday unless excused, laid off by the employer, sickness, accident or other reason beyond the employees control. In cases of sickness a doctor's slip may be required.

 .5   There shall be no obligation to compensate any employee for any foregoing holiday when the employee has been continuously absent for any reason other than workers compensation or state disability for thirty (30) days prior to the day on which the holiday falls.

 .6   Holiday Schedule will be announced not later than December prior to the new year.

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SECTION 19                   VACATIONS AND PAID TIME OFF
                             ---------------------------

 .1   Vacation Time. Regular full time and regular part time employees will accrue vacation time from their most recent date of hire and on the basis of hours worked. Paid vacation time can be taken only for the amount of time actually accrued. Vacation time will not be advanced unless authorized in writing by the Employer.

 .2   Vacation Accrual. Regular full time employees with less than 5 years of service from the most recent date of hire with the company shall earn vacation time at a rate of 6.66 hours per month worked (10 days per year). Employees with 5 years of service, but less than 15 years of service from the most recent date of hire with the company shall earn vacation time at a rate of 10.0 hours per month worked (15 days per year). Employees with more than 15 years of service from the most recent date of hire with the company shall earn vacation time at a rate of 13.33 hours per month worked (20 days per year). Employees may accrue a maximum of 20 days of vacation time, and employees may carry over a total of 10 days (80 hours) of vacation time to the next year. At the end of the calendar year, any vacation time accrued in excess of the carry over amount will be paid directly to the employee. Upon resignation or termination, any unused vacation time will be paid directly to the former employee.

 .3   Scheduling Vacation Time. Vacation time must be requested in writing at least 2 weeks in advance. Approval of vacation times will be based on the business and staffing needs of the Employer. A Vacation Schedule for the year for Day Warehouse Operations, Night Warehouse Operations and Delivery Operations will be established by April 1st of each year. For periods where more employees have requested time off than can be allowed, priority consideration will be given to the employees with the greater length of service with the company. Employees who have scheduled vacations in a department and have transferred to a different department will be allowed to take their vacation as scheduled unless that time has already been scheduled by another employee in that department. All efforts will be made to grant vacations as requested.

 .4   Personal Time Off (PTO). PTO may be used for periods of temporary absence due to illness, personal injury, doctors' appointments, birthday celebrations or other personal business reasons. PTO can be taken only for the amount of time actually earned. PTO will not be advanced unless authorized in writing by the Employer.

 .5   PTO Accrual. Regular full time and regular part time employees will accrue personal time off (PTO) from their most recent date of hire and on the basis of hours worked. PTO will be accrued at a rate to allow a total of 7 days (56 hours) of PTO for the calendar year. At the end of the calendar year, all accrued PTO in excess of 24 hours will be paid to employees at their regular rates of pay and the remaining 24 hours, or any lesser amount, shall carry-over to the following year. PTO will be administered in accordance with corporate policy and may be modified to conform thereto at the sole discretion of the Employer.


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 .6   Scheduling PTO. Employees must request PTO in writing at least 3 days in advance. Approval of PTO will be based on the business and staffing needs of the Employer. In cases where more employees request PTO than can be allowed, priority consideration will be given to the employees with the greater length of service with the company. In the case of unexpected illness, the employee must submit a written request for PTO immediately upon the employee's return to work. Repeated claims of illness may result in a requirement for a doctor's certificate regarding the employee's health condition.



SECTION 20                          JURY DUTY
                                    ---------
 .1   Regular full time and regular part time employees who have completed their introductory period shall be allowed up to 5 days of paid jury leave, not to exceed 8 hours per day. Certification of attendance from the court must be provided by the employee. Employees required to serve jury duty beyond the period of paid jury leave may use any available paid time off such as vacation time or PTO or they may request an unpaid jury duty leave of absence. Employees summoned for jury duty must show their summons to their Manager or Supervisor within 48 hours of receipt so that arrangements can be made for a substitute worker. Employees are expected to show up for work whenever the court schedule permits.



SECTION 21                    BEREAVEMENT LEAVE
                              -----------------

 .1   Regular full time and regular part time employees may take up to 3 days of paid bereavement leave for a death in their immediate family. Immediate family includes the employee's spouse, child, parent, brother or sister, step children, foster children, grandparent and in-laws (father or mother-in-law), adoptive parents adoptive children, spouse's grandparents and spouse's siblings. Additional time off may be approved depending on the circumstances. Such time will be unpaid, unless the employee elects to use paid vacation time or PTO to be paid for such time off. Verification of the death of a family member, such as a newspaper obituary notice, may be required.



SECTION 22                      LEAVES OF ABSENCES
                                ------------------

 .1   Personal leaves of absence may be requested only after 120 calendar days of service. Requests will be evaluated based on anticipated workload and staffing considerations. Leaves of absence will be considered in evaluating the employee's attendance performance. Vacation time and PTO will not accrue during a personal leave of absence. Pregnancy Disability Leave and Family and Medical Leave may be authorized as personal leaves of absence. Educational leave may be authorized in cases of mutual benefit to the Employer and the employee.

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SECTION 23                    HEALTH AND WELFARE
                              ------------------

 .1   Employee Health Program. The Employer will continue to provide an Employee
Health Program which includes a health care program, dental insurance, life insurance and long and short term disability insurance some of which are fully paid by the Employer and some of which require continued contributions from the employees. If the present benefits plans (listed below) become unavailable the Employer will endeavor to provide a plan with substantially similar benefits.

                         Blue Cross Prudent Buyer

                         Blue Cross California Care

                         Prudent Buyer Dental

                         Dentalnet

                         Vision Service Plan

 .2   Health Screening. In addition to normal pre-employment health screening, which may include a back/lifting evaluation and drug and alcohol screening, employees may be required to undergo further medical evaluations to determine their suitability for active service. Alcohol and drug screening will be required for Class B vehicle operators and for any employee who has an accident operating company equipment. Alcohol and drug screening may also be required when there is probable cause as determined by a Distribution Center manager. Employees found at work under the influence will be clocked out. The Employer will assist the employee in safely returning home and thereafter appropriate action will be determined by the Employer.





SECTION 24                 INJURY ON THE JOB
                           ----------------

 .1   An employee who is injured on the job and requires medical attention shall receive pay at the straight time hourly rate for time spent to visit a doctor and if unable to return to work shall receive the balance of his pay for that day as scheduled.

 .2   Employees will cooperate in keeping emergency  notification  information on file and current. This information will be considered confidential.


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SECTION 25                 SAFE WORK ENVIRONMENT
                           ---------------------

 .1   The Employer agrees to provide a safe work environment consistent with all applicable Federal and State Laws.

 .2   The Employer shall provide safe and properly maintained tools and equipment for employees, including rain jackets (drivers only), identification badges and uniforms for Drivers. Employees will be required to use safety equipment properly and to wear their badges and uniforms neatly to project a professional image of the company. Employees shall be responsible for complying with Safety Regulations established by the Employer.

 .3   Safety devices, where provided, must be used and Safety Rules established by the Employer must be observed at all times.

 .4   Employees  shall  assume  their  fair  share of the  responsibility  in maintaining clean and sanitary conditions.




SECTION 26                     GRIEVANCE PROCEDURE
                               -------------------
 .1   Coverage. Should any difficulties arise between the parties as to the meaning or application of the specific written provisions of this Agreement, such difficulties will be addressed using this Grievance Procedure. There shall be no suspension of operations or interruption of work on account of such a grievance. The parties agree to resolve grievances as expeditiously as possible.

 .2   Grievance  Process.  The  following  process will be used to attempt to resolve grievances:

                                    Step    1. The grievance shall be taken up
                                            between the aggrieved employee, the
                                            appropriate job steward and the
                                            employee's immediate Supervisor.
                                            Grievances must be submitted within
                                            5 working days of the incident that
                                            gave rise to the grievance. The
                                            Supervisor will provide a decision
                                            on the grievance within 5 working
                                            days of the date the grievance was
                                            brought to the Supervisor's
                                            attention. The employee and the job
                                            steward will both be advised of the
                                            Supervisor's decision.

                                    Step    2. If the grievance is not
                                            settled at Step 1. the aggrieved
                                            employee may submit the grievance
                                            to the employee's Manager. The
                                            grievance must be submitted in
                                            writing on an agreed upon
                                            Grievance Form and within
                                            5 working days after


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


                                            the employee's immediate Supervisor
                                            rendered the Step 1 decision. The
                                            Manager will provide a decision on
                                            the grievance within 5 working days
                                            of the date the grievance was
                                            brought to the Manager's attention.
                                            The employee and the job steward
                                            will both be advised of the
                                            Manager's decision.



                                     Step   3. If the grievance is not settled
                                            at Step 2. the aggrieved employee
                                            may submit the grievance to the
                                            employee's Department Director. The
                                            grievance must be submitted in
                                            writing on an agreed upon Grievance
                                            Form and within 5 working days after
                                            the employee's Manager rendered the
                                            Step 2 decision. The Director will
                                            meet with the aggrieved employee and
                                            the employee's Union representative
                                            to attempt to resolve the grievance.
                                            The Director will provide a decision
                                            on the grievance in writing within
                                            10 days after receipt at the Step 3
                                            level.

 .3   Time Limits. Grievances not submitted as outlined above or within the time limits defined in this Agreement shall be invalid and there shall be no further right of appeal by any party involved. Time limits can be extended by mutual written agreement of the parties.

 .4   Referral to Arbitration. If a grievance concerning the written provisions of this Agreement has not been settled as provided for in the Grievance Process,
Section 26.2, the Union may request that the grievance be referred to arbitration. The request for arbitration shall be made in writing and must be received by the Employer within 10 working days after the final step in the Grievance Procedure. Upon receipt of such a request, the Employer will petition the Federal Mediation and Conciliation Service for a list of 5 names of persons qualified to arbitrate the matter in dispute.

 .5   Selection of an Arbitrator. Upon receipt of the list of names, each of the parties hereto shall alternatively strike two (2) names from the list. The remaining name shall be requested to act as Arbitrator in the case. The decision of the Arbitrator shall be final and binding upon the parties.

 .6   Limitation of Authority. The Arbitrator shall not be authorized or empowered to grant any decision with regard to any dispute or grievance in contravention of, or outside the terms of this Agreement. Nor shall the Arbitrator be authorized or empowered to amend, modify or otherwise change any provisions of this Agreement.

 .7   Expenses. Witnesses, if  compensated, shall be paid by the party requesting their appearance. The expense of employing an Arbitrator shall be borne equally by the parties.

 .8   Time Limits. Requests for Arbitration not submitted in the matter and within the time limits provided herein, shall be invalid and there shall be no further right of appeal by any party involved.



SECTION 27                   SEPARABILITY AND SAVINGS
                             ------------------------

 .1   If any Section of this Agreement should be held invalid by operation of law or by a tribunal of competent jurisdiction, or if compliance with or enforcement of any Section should be restrained by such tribunal pending a final determination as to its validity, the remainder of this Agreement or the application of such or Section as to persons or circumstances other than those as to which it has been invalid or as to which compliance with or enforcement of has been restrained, shall not be affected thereby.




SECTION 28                 SALE/TRANSFER OF BUSINESS
                           -------------------------

 .1   In the event of a sale or merger of the Company, the National Labor
Relations Act will determine the relationships, if any, of the parties involved in the transaction.




SECTION 29                  TERMS OF AGREEMENT
                            ------------------

 .1   This Agreement shall become effective as of the 1st day of January 1998 and shall remain in full force and effect to and including December 31, 2000 and shall be automatically renewed year to year thereafter, unless written notice to terminate or modify is given by either of the parties hereto not less than sixty
(60) days prior to the expiration date or anniversary date of any subsequent year thereafter.


BT OFFICE PRODUCTS INTERNATIONAL, INC.            GRAPHICS COMMUNICATIONS UNION
                                                  DISTRICT COUNCIL NO 2/LOCAL
                                                  388M


/S/ DANA PARSONS                             /S/ STEPHEN NORTHUP
-----------------------------------------    ----------------------------------
NAME                                         NAME

PRESIDENT, BTOPI NORTHERN CALIFORNIA         VICE-PRESIDENT OF OPERATIONS
-----------------------------------------    ----------------------------------
TITLE                                        TITLE

DECEMBER 24, 1997
-----------------------------------------    ----------------------------------

DATE                          DATE







                                  APPENDIX "A"

                           NEW JOB CLASSIFICATIONS
                           -----------------------

                          If the Company establishes a new classification or materially revises an existing classification, or introduces a new type of machine or operation or materially revises an existing type of machine or operation, the Company shall establish a tentative wage rate therefor and shall notify the Union in writing thereof. No later than ten
     (10) days after normal production has been attained the Union shall upon request be afforded a reasonable opportunity to observe the work of such new or revised classification, machine or operation, and may thereupon notify the Company in writing of its demand for revision of such tentative rate. Upon any such demand representatives of the Company and the Union shall promptly meet and attempt to agree upon a final rate structure under this Agreement. If the Company and the Union are unable to so agree the Union may submit the issue to Arbitration in accordance with Section 26.4 provided, however, that it shall be the sole function of the arbitrator to determine whether or not a classification has been newly established or materially revised or whether a type of machine or operation has been newly introduced or materially revised and if so to fix a wage rate in balance with the existing wage rate structure under this Agreement. Any revision in the tentative rate by agreement of the parties or in arbitration shall be made retroactive to the date on which normal production was attained or to date thirty (30) days prior to the date of the Union's written demand for revision, whichever is later.

                                 APPENDIX "B"


                             WAGES/BONUS/MINIMUMS
                             --------------------

              3% Bonus - A one time payment is to be paid within a minimum of two weeks or next pay period from date of ratification of initial agreement. Bonus is based on Employees base wages (not overtime) for 1997.

              3% pay increase effective 1/1/98
              3% pay increase effective 1/1/99
              3% pay increase effective 1/1/00

              Pay minimums:
                            Effective 1/1/98 and thereafter
                                     Warehouse workers                 $10.00
                                     Drivers (other than Furniture)    $10.50
                                     Furniture Drivers                 $10.75



                                    401(k)
                                    ------
Unit employees will be allowed to participate in Employer 401(k) program subject to the rules and regulations of such plan. Current plan - $ .50/$1.00 match. Up to first 6% that the employee puts into the plan.

                                 LEADPERSONS
                                 -----------
            In the event the employer designates a bargaining unit employee as a "leadperson," such leadperson shall be paid $1.00 per hour above his/her base rate of pay.


                              SHIFT DIFFERENTIAL
                              ------------------

                   Swing Shift             Graveyard Shift
                     $ .20                     $ .35